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                               EXHIBIT 10 (a)

KEY EMPLOYEE SEVERANCE AGREEMENT


     THIS AGREEMENT is made and entered into as of the 30th day of April, 1996, by and between QUIXOTE CORPORATION, a Delaware corporation (hereinafter referred to as the "Company"), and LESLIE J. JEZUIT, of Chicago, Illinois (hereinafter referred to as the "Executive").

RECITALS:

     WHEREAS, the Executive is an elected officer of the Company and, by reason of his age, experience and management record, is an attractive candidate for recruitment by other business entities seeking highly qualified management personnel; and
     WHEREAS, the Executive is satisfied with his current position and future opportunities with the Company under the current corporate management but, in view of the increasing incidence of corporate takeovers and resultant changes in corporate management, feels compelled to consider seriously alternative opportunities outside the Company while he is at the optimum age for any such change unless the Company is willing to provide adequate protection to the Executive; and
     WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive'0s contribution to the growth and success of the Company has been, and is expected to continue to be, substantial and desires to assure the Executive of fair treatment if that relationship is terminated after a change in control of the Company; and
     WHEREAS, the Company desires to provide such assurance by providing to the Executive a lump sum payment if he is terminated after a change in control of the Company;
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto do hereby agree as follows:
     1. No Guaranty or Obligation of Employment. The Executive shall have no rights under this Agreement unless and until there is a "change in control" of the Company as defined in Section 4 hereof. Nothing in this Agreement shall: (a) obligate the Executive to remain employed with the Company, (b) confer upon the Executive any right to continue in the employ of the Company or any of its subsidiaries, or (c) interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Executive at any time prior to the date of the change in control of the Company (as defined below) for any reason whatsoever, with or without cause.
     2. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue in effect through April 30, 1998 ("Expiration Date"); provided, however, that commencing on April 30, 1997, and each April 30 thereafter, the term of this Agreement shall automatically be extended for one additional year, to a new Expiration Date, unless, not later than the October 30 that shall occur approximately eighteen (18) months preceding the Expiration Date, or any new Expiration Date, the Chairman of the Board and Chief Executive Officer of the Company, with the approval of its Board, shall have given notice that the Company does not wish to extend this Agreement; and provided, further, that if a change in control of the Company, as defined below, shall have occurred during the original or extended term of this Agreement, the Expiration Date of this Agreement shall be a date not earlier than the date twenty-four (24) months after the date on which such change in control occurred.
     3.     Termination Following Change in Control.
            (a) If any of the events described in Section 4 hereof constituting a change in control of the Company shall have occurred during the original or extended term of this Agreement, and subsequent to such change in control of the Company, the Executive's employment with the Company is terminated during such term, the Executive shall receive the benefits provided in Section 5 hereof, provided, however, that the Executive shall not be entitled to such benefits if such termination is (i) by the Company upon the death of the Executive or the Executive's Disability, as defined in subsection

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(b) hereof, (ii) by the Company for Cause, as defined in subsection (c)
hereof, or (iii) by the Executive, other than for Good Reason, as defined in subsection (d) hereof. The Executive shall not be entitled to any of the payments provided hereunder if his employment is terminated for any reason prior to the date on which a change in control of the Company, as defined below, shall have occurred.
            (b) Definition of "Disability". For purposes of this Agreement, an Executive's "Disability" shall occur if the Executive is absent from his duties as an employee of the Company on a full-time basis for six (6) consecutive months following a change in control of the Company (as hereinafter defined), and if he qualifies for long-term disability under the Company's long-term disability insurance plan.
            (c) Definition of "Cause". For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment upon (i) the willful failure by the Executive to substantially perform his duties, other than such failure resulting from the Executive's incapacity due to physical or mental illness, or (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company or its subsidiaries. For the purpose of this subsection (c), no act, or the failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or subsidiaries. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under subsections (i) and (ii), above, unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (i) or
(ii) of the first sentence of this subsection (c) and specifying the particulars thereto in detail.
            (d) Good Reason. For purposes of this Agreement, "Good Reason" shall mean any one of the following occurrences, but only if they occur after a change in control of the Company:
            (i) The Executive is assigned any duties which are inconsistent with his position as President of the Company (the "Position"); or
            (ii) The Executive is removed from, or the Executive is not re-elected or re-appointed to, the Position, except in connection with termination of the Executive's employment for Cause; or
            (iii) The Executive's annual compensation is reduced below the Executive's total compensation as reported to him on his Form W-2 for the preceding year; or
            (iv) The Company fails to obtain the assumption as well as the agreement to perform this Agreement by any successor as contemplated in
Section 8 hereof; or
            (v) Any purported termination of the Executive's employment is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (e) below (and, if applicable, subsection (c), above); and for purposes of this Agreement, no such purported termination shall be effective. The Executive may terminate his employment for Good Reason only within twelve
(12) months of the action or condition which amounts to Good Reason, as defined hereinabove.
            (e) Notice of Termination. Any termination of the employment of the Executive by the Company after a change in control of the Company or by the Executive for Good Reason as defined in subsection (d) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the facts and circumstances which are claimed to provide a basis for termination of the Executive's employment.
            (f) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean (i) if the Executive's employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated after a

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change in control in the Company for any other reason, the date on which a
Notice of Termination is delivered to the Executive provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, and if the disputed termination occurs after a change in control of the Company, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendence of any such dispute, if the disputed termination occurs after a change in control of the Company occurs, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and the Executive shall continue as a participant in all compensation, benefit and insurance plans of the Company in which he was the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
     4.     Change in Control.     For purposes of this Agreement, a "change
in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided, that, without limitation, such a change in control shall be deemed to have occurred if:
            (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is, or becomes, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or
            (b) during any period of two consecutive years, individuals who at the beginning of such period constitute all members of the Board of Directors of the Company who are not employed by the Company (the "Outside Directors") shall cease for any reason to constitute at least a majority of the Outside Directors unless the election of each Outside Director, who was not an Outside Director at the beginning of the period, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the period; or
            (c) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
            (d) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company.
     5. Compensation Upon Termination After A Change In Control. If, following a change in control of the Company during the term of this Agreement, the Executive's employment is terminated for any reason other than those described in subsections (i), (ii) or (iii) of Section 3(a) above, then the following provisions shall apply:
            (a) The Company shall continue to pay to the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (but only to the extent such amount is not payable pursuant to Section 3(f) hereof) and, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination,

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the Company shall pay as liquidated damages to the Executive on the fifth
(5th) day following the Date of Termination, a lump sum amount equal to two hundred percent (200%) of the sum of the Executive's annual base salary (at the higher of the rates in effect on the date Notice of Termination is given, or on the date on which a change in control of the Company occurs) plus the average of the bonus payments made to the Executive by the Company for the two
(2) full fiscal years preceding the fiscal year in which the Notice of Termination is given. Any amount payable pursuant to the preceding sentence shall be reduced by the present value of any other payment or payments made to, or on behalf of, the Employee which would constitute a "parachute payment" within the meaning of that term as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code").
            (b) The Company shall maintain in full force and effect at its expense for a period of one (1) year after the Date of Termination all group insurance plans in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the terms of such plans, failing which the Company shall arrange to provide the Executive with alternative benefits, substantially similar to those provided under such plans.
     6. Mitigation of Damages. The Executive shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 5 be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.
     7. Legal Fees. The Company shall pay, or reimburse the Executive for, all legal fees and expenses incurred by the Executive as a result of any termination of the Executive after a change in control of the Company (including all such fees and expenses, if any, incurred contesting or disputing in good faith any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).
     8.     Successors:  Binding Agreement.
            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to the business and/or assets as of the Company which executes and delivers the agreement provided for this Section 8, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
            (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die after any amounts shall become payable to him hereunder, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such devisee, legatee or other designee, to the Executive's estate.
     9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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     10.     Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
     If, to the Executive:

            Leslie J. Jezuit
            405 North Wabash
            Apartment 3411
            Chicago, IL 60611

     If, to the Company:

            Chairman
            Quixote Corporation
            One East Wacker Drive
            Suite 3000
            Chicago, Illinois 60601

or to such other address as either party may have furnished to the other in writing at the address provided above, except that notices of change of address shall be effective only upon receipt.
     11. Miscellaneous. This Agreement constitutes the entire Key Employee Severance Agreement between the Executive and the Company; provided, however, this Agreement shall not amend, modify, or supersede in any way the letter agreement between the Company and Executive as attached as Exhibit 10(d) to the Company's 10-Q report for the quarter ended December 31, 1995 filed with the Securities and Exchange Commission. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and is signed by the Executive and by an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Illinois. All reference to sections of the Exchange Act or the Code also shall be deemed to refer to any successor provisions of such sections.
     12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.
     Executed as of this 30th day of April, 1996 in three (3) counterpart originals.





                                          QUIXOTE CORPORATION


                                          By:     Philip E. Rollhaus Jr.
                                             ----------------------------
                                             /s/  Philip E. Rollhaus Jr.

                                          Its:  Chairman
                                             ----------------------------
ATTEST:

By:    James H. DeVries
   -------------------------------
   /s/ James H. DeVries

Its: Secretary
   -------------------------------

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                                          EXECUTIVE



                                          By:    Leslie J. Jezuit
                                             ----------------------------
                                             /s/ Leslie J. Jezuit